Exhibit 99

Manitowoc to Acquire the Crane Business of H&E Equipment Services:

Accelerates Manitowoc’s Growth Strategy in Key U.S. Markets

MILWAUKEE, Wis. - The Manitowoc Company, Inc. (NYSE: MTW) (the “Company” or “Manitowoc”), a leading global manufacturer of cranes and lifting solutions, announced today that it has entered into a definitive agreement to acquire the crane business of H&E Equipment Services, Inc. (“H&E”) (NASDAQ: HEES), one of the largest rental equipment companies in the U.S.  Under the terms of the agreement, Manitowoc is expected to pay approximately $130 million funded by a combination of cash on hand and existing debt availability.  The transaction is expected to close in the fourth quarter of 2021 and is subject to customary closing conditions and regulatory approvals.

The acquisition of H&E’s crane business will expand Manitowoc’s ability to provide rentals, new sales, used sales, aftermarket parts, and service to a variety of end market customers.  H&E’s crane business operates with eleven full-service branch locations.

“Over the past few quarters, we have communicated that our intent is to grow through four strategic priorities, one of which is acquisitions focused on aftermarket. The purchase of H&E’s crane business is the next step in our journey to grow the less cyclical part of our business.  H&E has a long history and excellent reputation for serving the lifting industry, and we look forward to welcoming the H&E crane team to Manitowoc,” commented Aaron H. Ravenscroft, President and Chief Executive Officer of The Manitowoc Company, Inc.

Brad Barber, Chief Executive Officer of H&E Equipment Services, Inc. said, “H&E has become one of the largest rental equipment companies in the U.S. by maintaining a commitment to growth. The sale of our crane business to Manitowoc represents a transformative event in H&E’s continued efforts to increase its focus in the equipment rental business, while positioning us for future growth opportunities.  We believe Manitowoc will provide further career opportunities for our crane employees and will also continue to offer first-class service to existing crane customers.”

Investor Conference Call

The Manitowoc Company will host a conference call for security analysts and institutional investors to discuss the transaction on Tuesday, July 20, 2021, at 10:00 a.m. ET (9:00 a.m. CT). A live audio webcast of the call, along with the related presentation, published in conjunction with this press release, can be accessed in the Investor Relations section of Manitowoc’s website at www.manitowoc.com. A replay of the conference call will also be available at the same location on the website.

For more information:

Ion Warner
Vice President, Marketing and Investor Relations
+1 414-760-4805

About The Manitowoc Company, Inc.

The Manitowoc Company, Inc. was founded in 1902 and has over a 118-year tradition of providing high-quality, customer-focused products and support services to its markets. Manitowoc is one of the world's leading providers of engineered lifting solutions. Manitowoc, through its wholly-owned subsidiaries, designs, manufactures, markets, and supports comprehensive product lines of mobile telescopic cranes, lattice-boom crawler cranes, boom trucks, tower cranes, and industrial cranes under the Grove, Manitowoc, National Crane, Potain and Shuttlelift brand names.

About H&E Equipment Services, Inc.

The Company is one of the largest integrated equipment services companies in the United States with 105 full-service facilities throughout the West Coast, Intermountain, Southwest, Gulf Coast, Mid-Atlantic and Southeast regions. The Company is focused on heavy construction and industrial equipment and rents, sells and provides parts and services support for four core categories of specialized equipment: (1) hi-lift or aerial platform equipment; (2) cranes; (3) earthmoving equipment; and (4) material handling equipment. By providing equipment rental, sales, on-site parts, repair and maintenance functions under one roof, the Company is a one-stop provider for its customers’ varied equipment needs. This full service approach provides the Company with multiple points of customer contact, enabling it to maintain a high quality rental fleet, as well as an effective distribution channel for fleet disposal and provides cross-selling opportunities among its new and used equipment sales, rental, parts sales and services operations.

Forward-looking Statements

This press release includes “forward-looking statements” intended to qualify for the safe harbor from liability under the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations of the management of the Company and are subject to uncertainty and changes in circumstances. Forward-looking statements include, without limitation, statements typically containing words such as “intends,” “expects,” “anticipates,” “targets,” “estimates,” and words of similar import. By their nature, forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results and developments to differ materially include, among others:

•

The negative impacts COVID-19 has had and will continue to have on Manitowoc’s business, financial condition, cash flows, results of operations and supply chain, as well as customer demand. (including future uncertain impacts);

•	actions of competitors;
•	changes in economic or industry conditions generally or in the markets served by Manitowoc;
•

unanticipated changes in customer demand, including changes in global demand for high-capacity lifting equipment, changes in demand for lifting equipment in emerging economies, and changes in demand for used lifting equipment;

•	changes in raw material and commodity prices;
•	geographic factors and political and economic conditions and risks;
•	the ability to complete and appropriately integrate acquisitions, divestitures, strategic alliances, joint ventures or other significant transactions;
•	the ability to capitalize on key strategic opportunities and the ability to implement Manitowoc’s long-term initiatives;
•	government approval and funding of projects and the effect of government-related issues or developments;
•	unanticipated changes in the capital and financial markets;
•	unanticipated changes in revenues, margins and costs;
•	risks and factors detailed in Manitowoc's 2020 Annual Report on Form 10-K and its other filings with the United States Securities and Exchange Commission.

Manitowoc undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise. Forward-looking statements only speak as of the date on which they are made. Information on the potential factors that could affect the Company's actual results of operations is included in its filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the fiscal year ended December 31, 2020.